UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  ------------

                                 SCHEDULE 13G/A

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (Amendment No. 2)


                         Regeneron Pharmaceuticals Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    75886F107
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                November 8, 2005
--------------------------------------------------------------------------------
             (Date of Event Which Required Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                                [ ] Rule 13d-1(b)
                                [X] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)

---------------------------------
CUSIP No. 75886F107                           13G/A            Page 2 of 6 Pages
---------------------------------



-------- -----------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         NOVARTIS PHARMA AG
         00-0000000
-------- -----------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) |_|
                                                                       (b) |_|
-------- -----------------------------------------------------------------------
3        SEC USE ONLY

-------- -----------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         SWITZERLAND
---------------------------- ------ --------------------------------------------
NUMBER OF SHARES             5      SOLE VOTING POWER
                                    0
                             ------ --------------------------------------------
BENEFICIALLY OWNED BY               SHARED VOTING POWER
                             6      0
                             ------ --------------------------------------------
EACH REPORTING                      SOLE DISPOSITIVE POWER
                             7      0
                             ------ --------------------------------------------
PERSON WITH                         SHARED DISPOSITIVE POWER
                             8      0
-------- -----------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         0
-------- -----------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                                    |_|

-------- -----------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         0
-------- -----------------------------------------------------------------------
12       TYPE OF REPORTING PERSON

         CO
-------- -----------------------------------------------------------------------

---------------------------------
CUSIP No. 75886F107                           13G/A            Page 3 of 6 Pages
---------------------------------

Item 1(a).        Name of Issuer:

                  Regeneron Pharmaceuticals Inc.

Item 1(b).        Address of Issuer's Principal Executive Offices:

                  777 Old Saw Mill River Road
                  Tarrytown, NY 10591-6707

Item 2(a).        Name of Person Filing:

                  Novartis Pharma AG

Item 2(b).        Address of Principal Business Office or, if none, Residence:

                  Lichtstrasse 35
                  CH-4002, Basel
                  Switzerland

Item 2(c).        Citizenship:

                  Switzerland

Item 2(d).        Title of Class of Securities:

                  Common stock

Item 2(e).        CUSIP Number:

                  75886F107

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

                  (a) |_| Broker or dealer registered under section 15 of the
                          Act;

                  (b) |_| Bank as defined in section 3(a)(6) of the Act;

                  (c) |_| Insurance company as defined in section 3(a)(19) of
                          the Act;

                  (d) |_| Investment company registered under section 8 of the
                          Investment Company Act of 1940;

                  (e) |_| An investment adviser in accordance with Rule
                          13d-1(b)(1)(ii)(E);

                  (f) |_| An employee benefit plan or endowment fund in
                          accordance with Rule 13d-1(b)(1)(ii)(F);

---------------------------------
CUSIP No. 75886F107                           13G/A            Page 3 of 6 Pages
---------------------------------


                  (g) |_| A parent holding company or control person in
                          accordance with Rule 13d-1(b)(1)(ii)(G) (Note: See
                          Item 7);

                  (h) |_| A savings association as defined in section 3(b) of
                          the Federal Deposit Insurance Act;

                  (i) |_| A church plan that is excluded from the definition of
                          an investment company under section 3(c)(14) of the Investment Company Act of 1940;

                  (j) |_| Group, in accordance with Rule 13d-1(b)(1)(ii)(H).

                  If this statement is filed pursuant to Rule 13d-1(c), check this box. |X|

Item 4.           Ownership.

          (a)     Amount beneficially owned: Zero.

          (b)     Percent of class: Zero.

          (c)     Number of shares as to which the person has:

                  (i)    sole power to vote or to direct the vote: Zero.

                  (ii)   shared power to vote or to direct the vote: Zero.

                  (iii)  sole power to dispose or to direct the disposition of:
                         Zero.

                  (iv) shared power to dispose or to direct the disposition of: Zero.

Item 5.           Ownership of Five Percent or Less of a Class.

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person.

                  Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

                  Not applicable.

Item 8.           Identification and Classification of Members of the Group.

                  Not Applicable.

---------------------------------
CUSIP No. 75886F107                           13G/A            Page 3 of 6 Pages
---------------------------------


Item 9.           Notice of Dissolution of Group.

                  Not Applicable.

Item 10.          Certification.

                  Not applicable.

---------------------------------
CUSIP No. 75886F107                          13G/A             Page 3 of 6 Pages
---------------------------------


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: November 10, 2005



                                      NOVARTIS PHARMA AG



                                      By:  /s/ Joseph E. Mamie
                                         --------------------------------------
                                          Name:   Joseph E. Mamie
                                          Title:  Head of Operational Treasury



                                      By:  /s/ Christina Ackermann
                                         --------------------------------------
                                          Name:   Christina Ackermann
                                          Title:  Head of Legal General Medicine